Santora CPA Group
*Right, By Your Side*

William A. Santora, CPA
John A. D'Agostino, CPA, MST
Heath N. Kahrs, CPA
Ciro Adams, CPA

Robert Freed, Principal
Linda A. Pappajohn, Principal
Stephen M. Conyers, CPA, Principal
Stacey A. Wynne, CPA, CFE, CICA, Principal

December 30, 2011

Michael J. Friedman
Chairman, Chief Executive Officer and President
Fresh Harvest Products, Inc.
280 Madison Avenue, Suite 1005
New York, NY 10016-0801

Dear Michael:

This is to confirm that the client-auditor relationship between Fresh Harvest Products, Inc. (Commission File Number 000-51390) and Santora CPA Group, independent registered public accounting firm, has ceased.

Sincerely,

Santora CPA Group

Santora CPA Group

xc: PCAOB Letter File

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